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ITEM 77D/77Q1(B) - POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

COLUMBIA FUNDS SERIES TRUST II
COLUMBIA GLOBAL INFRASTRUCTURE FUND (FORMERLY KNOWN AS COLUMBIA RECOVERY AND INFRASTRUCTURE FUND)

Effective January 30, 2014 the Fund made certain changes to its principal investment strategies, including a change to its 80% investment policy and the adoption of a policy to invest globally.

The revised principal investment strategies are described in a supplement, dated November 21, 2013, to the Fund's prospectus filed with the Securities and Exchange Commission on November 22, 2013 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-13-450762), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.